SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated September 26, 2023 between

ROUNDHILL ETF TRUST

and

Roundhill Financial Inc.

Fund	Fee
Roundhill S&P Dividend Monarchs ETF	0.35% of the Fund’s average daily net assets
Roundhill Bitcoin Covered Call Strategy ETF	0.95% of the Fund’s average daily net assets
Roundhill S&P 500 0DTE Covered Call Strategy ETF	0.95% of the Fund’s average daily net assets
Roundhill N-100 0DTE Covered Call Strategy ETF	0.95% of the Fund’s average daily net assets
Roundhill Daily 2X Long Magnificent Seven ETF	0.95% of the Fund’s average daily net assets
Roundhill Daily Inverse Magnificent Seven ETF	0.95% of the Fund’s average daily net assets
Roundhill Daily 2X Inverse Magnificent Seven ETF	0.95% of the Fund’s average daily net assets
Roundhill GLP-1 & Weight Loss ETF	0.59% of the Fund’s average daily net assets